September 11, 2012

Mr. Kent Anderson
Chief Financial Officer
Red Trail Energy, LC
P.O. Box 11
3682 Highway 8 South
Richardton, North Dakota 58652

Dear Mr. Anderson:

This is to confirm that the client-auditor relationship between Red Trail Energy, LLC (Commission File Number 000-52033) and Boulay, Heutmaker, Zibell & Co. P.L.L.P. has ceased.

We have reviewed your Form 8k as it related to Item 4.01. We agree with your statements within the filing as it relates to our termination.

Sincerely,

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Boulay, Heutmaker, Zibell & Co. P.L.L.P.

7500 Flying Cloud Drive Suite 800 Minneapolis, MN 55344 Phone 952.893.9320 Fax 952.835.7296 www.bhz.com